First Amendment of the
Employment Agreement

This First Amendment of the Employment Agreement (this “Amendment”) is entered into as of this       day of                  , 2008, by and among First Reliance Bancshares, Inc., a South Carolina corporation (the “Corporation”), First Reliance Bank, a South Carolina-chartered bank and a wholly owned subsidiary of the Corporation (the “Bank”), and
F.R. Saunders, Jr., President and Chief Executive Officer of the Corporation and the Bank (the “Executive”).

Whereas, the Corporation and the Bank entered into an Employment Agreement dated as of November 24, 2006 with the Executive, and

Whereas, the Executive, the Corporation, and the Bank desire now to amend the Employment Agreement to ensure that it complies in form and in operation with Internal Revenue Code section 409A and the rules and regulations of the Internal Revenue Service promulgated thereunder.

Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive, the Corporation, and the Bank hereby agree as follows.

1.           Deletion of the indemnification provision of section 2.5.  To ensure that the Employment Agreement is consistent with South Carolina law governing indemnification of corporate officers, section 2.5 of the November 24, 2006 Employment Agreement, captioned “Indemnification and Insurance,” is deleted.

2.           Amended definition of Good Reason.  The definition of the term “Good Reason” in section 3.2 is replaced by the following revised section 3.2 –

3.2           Voluntary Termination with Good Reason.  With advance written notice to the Employer as provided in clause (y), the Executive may terminate employment with Good Reason.  If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in sections 4.4 and 4.5 of this Agreement.  For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) are satisfied –

(x)           a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent –

1)           a material diminution of the Executive’s Base Salary,

2)           a material diminution of the Executive’s authority, duties, or responsibilities,

3)           a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report,

4)           a material diminution in the budget over which the Executive retains authority,

5)           a material change in the geographic location at which the Executive must perform services for the Employer, or

6)           any other action or inaction that constitutes a material breach by the Employer of this Agreement.

(y)           the Executive must give notice to the Employer of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Employer shall have 30 days thereafter to remedy the condition.  In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the initial existence of the condition.

3.           Deletion of the notice provision in section 3.3.  Because notice of involuntary termination by the Employer is governed by section 3.1 and notice of voluntary termination by the Executive is governed by revised section 3.2, section 3.3 of the Employment Agreement, captioned “Notice,” is no longer necessary and is deleted.

4.           Cash severance benefits under section 4.4.  To ensure that cash severance benefits payable after termination without Cause or voluntary termination with Good Reason are exempt from the requirement of section 409A that separation-from-service benefits payable to a specified employee, as defined in section 409A, be delayed for at least six months, section 4.4 is replaced by the following revised section 4.4, providing that cash severance benefits shall be paid in a single lump sum rather than in installments –

4.4           Cash Severance after Termination Without Cause or Termination with Good Reason.  (a)  Subject to the possibility that cash severance after employment termination might be delayed under section 4.4(b), if the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, 30 days after employment termination the Employer shall pay to the Executive in a single lump sum cash in an amount equal to (x) the Executive’s Base Salary for the unexpired term of the Agreement (the Executive’s monthly salary multiplied by the number of whole months remaining in the term of the Agreement), without discount for the time value of money, plus (y) the bonus earned for the calendar year ended immediately before the year in which employment termination occurs.  The Employer and the Executive acknowledge and agree that benefits under this section 4.4 shall not be payable if benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

(b)           If when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, and if the cash severance payment under section 4.4(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available, the Executive’s cash severance payment under section 4.4(a) shall be paid to the Executive in a single lump sum on the first day of the seventh month after the month in which the Executive’s employment terminates.  References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

5.           Post-termination insurance benefits under section 4.5.  To eliminate the Employer’s election between providing continued insurance benefits to the terminated Executive for the period specified in section 4.5(a) or making a lump-sum payment in cash to the Executive of the present value of the Employer’s cost to provide insurance benefits for the specified period, section 4.5 is replaced by the following revised section 4.5 –

4.5           Post-Termination Insurance Coverage.  (a)  Subject to section 4.5(b), if the Executive’s employment terminates involuntarily but without Cause, voluntarily but with Good Reason, or because of disability, the Employer shall continue or cause to be continued at the Employer’s expense medical insurance benefits, the disability reimbursement and gross-up benefit under section 2.2(c), and the long-term care insurance benefit under section 2.2(d), in each case as in effect during the two years preceding the date of the Executive’s termination.  The medical and disability (including income tax gross up) insurance benefits provided by this section 4.5 shall continue until the first to occur of (w) the Executive’s return to employment with the Employer or another employer, (x) the Executive’s attainment of age 65, (y) the Executive’s death, or (z) the end of the term remaining under this Agreement when the Executive’s employment terminates.  The long-term care insurance benefit under section 2.2(d) shall continue until the policy is fully paid.  If continued long-term care insurance benefits under section 2.2(d) constitute taxable income to the Executive, the Employer shall reimburse the Executive for federal and state income taxes imposed on the Executive that are attributable to continued maintenance of the long-term care insurance coverage, and the amount reimbursed by the Employer shall be grossed up to compensate the Executive for federal and state income taxes imposed as a result of the Employer’s reimbursement.

(b)           If (x) under the terms of the applicable policy or policies for the insurance benefits specified in section 4.5(a) it is not possible to continue the Executive’s coverage or (y) when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, if any of the continued insurance benefits specified in section 4.5(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available for that particular insurance benefit, instead of continued insurance coverage under section 4.5(a) the Employer shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Employer’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for the lesser of 36 months or the number of months until the Executive attains age 65.  The lump-sum payment shall be made 30 days after employment termination or, if section 4.4(b) applies and a six-month delay is required under Internal Revenue Code section 409A, on the first day of the seventh month after the month in which the Executive’s employment terminates.  Instead of providing the continued long-term care insurance benefit under section 4.5(a) (including income tax gross up), the Employer shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Employer’s projected cost to maintain the long-term care insurance policy (including income tax gross up) until the Executive attains age 65, (x) if under the terms of the policy it is not possible to continue the Executive’s coverage or (y) if when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, if the continued long-term care insurance benefit specified in section 4.5(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available for that particular insurance benefit.  The lump-sum payment shall be made 30 days after employment termination or, if section 4.4(b) applies and a six-month delay is required under Internal Revenue Code section 409A, on the first day of the seventh month after the month in which the Executive’s employment terminates.

6.           Accelerated vesting in benefits after a Change in Control.  To ensure that accelerated vesting in benefits occurring because of a Change in Control does not inadvertently cause performance-based compensation to fail to qualify for the exemption of performance-based compensation from the $1,000,000 deduction limit of Internal Revenue Code section 162(m), section 5.1(b) is replaced by the following revised section 5.1(b) –

(b)           If a Change in Control occurs during the term of this Agreement the Employer shall cause the Executive to become fully vested in awards under any stock option, stock incentive, or other non-qualified plans, programs, or arrangements in which the Executive participated if (x) the plan, program, or arrangement does not address the effect of a change in control or termination after a change in control and (y) award vesting occurs automatically with the passage of time or years of service.  Provided the Executive is at the time a covered employee within the meaning of Internal Revenue Code section 162(m), accelerated vesting in or entitlement to awards shall not occur under this section 5.1(b) in the case of any award for which vesting or entitlement is based on achievement of performance conditions, whether the conditions have to do with individual performance or corporate performance measures, including but not limited to stock price or financial statement or other financial measures.

7.           Amended definition of Change in Control.  The definition of the term “Change in Control” in section 5.2 is replaced by the following revised section 5.2 definition –

5.2           Change in Control Defined.  For purposes of this Agreement, “Change in Control” means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(a)           Change in ownership: a change in ownership of First Reliance Bancshares, Inc., a South Carolina corporation of which the Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of First Reliance Bancshares, Inc. stock constituting more than 50% of the total fair market value or total voting power of First Reliance Bancshares, Inc. stock, or

(b)           Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of First Reliance Bancshares, Inc. stock possessing 30% or more of the total voting power of First Reliance Bancshares, Inc., or (y) a majority of First Reliance Bancshares, Inc.’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of First Reliance Bancshares, Inc.’s board of directors, or

(c)           Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of First Reliance Bancshares, Inc.’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from First Reliance Bancshares, Inc. assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of First Reliance Bancshares, Inc.’s assets immediately before the acquisition or acquisitions.  For this purpose, gross fair market value means the value of First Reliance Bancshares, Inc.’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

8.           The Employment Agreement remains in full force and effect.  As amended by this Amendment, the November 24, 2006 Employment Agreement shall remain in full force and effect.

9.           Use of defined terms.  All terms used but not defined in this Amendment are used as defined in the November 24, 2006 Employment Agreement.

In Witness Whereof, the Executive and a duly authorized officer of the Bank and the Corporation have executed this Amendment of the November 24, 2006 Employment Agreement as of the date first written above.

Executive:	Bank:
First Reliance Bank

By:
F.R. Saunders Jr.		Leonard Hoogenboom
	Its:	Chairman of the Board

Corporation:
First Reliance Bancshares, Inc.

By:
Leonard Hoogenboom
	Its:	Chairman of the Board